Exhibit 99.1

Media inquiries:	Investor inquiries:

Lonny White or Elizabeth Scanlon	Andrea Clegg
Scanlon Corporate Communications	NightHawk Radiology Holdings, Inc.
312-372-4400	866-402-4295 or 208-292-2818
aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Announces First Quarter 2006 Results

Coeur d’Alene, Idaho, May 4, 2006 – NightHawk Radiology Holdings, Inc. (NASDAQ: NHWK), a leading provider of nighttime and weekend emergency radiology services to radiology groups across the United States, today announced its financial results for the first quarter ended March 31, 2006. The company reported significantly higher revenues and operating income for the quarter ended March 31, 2006 compared to the quarter ended March 31, 2005.

“We are very pleased with our financial results in the first quarter as we continue to lead the transformation in the provision of teleradiology services,” said Dr. Paul Berger, chairman and chief executive officer. “We significantly grew both our revenue and operating income over the prior period, expanded our client base throughout the country and added a number of world-class radiologists to our team. In addition, we are pleased to announce that we have substantially completed the integration of ATN, our first major acquisition, and look forward to its continued contribution to our success. Looking ahead, the continued development of our proprietary work-flow technology, recruitment and retention of terrific radiologists, and our assessment of market opportunities in high-tech imaging will allow us to remain the leader in our industry and will fuel our growth going forward.”

For the first quarter ended March 31, 2006, revenue increased 53% to $20.0 million compared with $13.1 million for the first quarter of 2005. Excluding the effect of the ATN acquisition completed in September 2005, revenues increased 40% over the prior period. This produced operating income of $5.0 million during the quarter compared to $4.2 million in the first quarter of 2005, an increase of 19%. Excluding the effects of non-cash stock compensation charges, operating income rose 47% to $6.5 million for 2006 as compared to $4.5 million for the same quarter in 2005.

Our adjusted net income for the first quarter of 2006 was $3.9 million, or $0.14 per diluted share, a 51% increase over first quarter 2005 adjusted net income of $2.6 million, or $0.11 per diluted share. Net loss under GAAP for the first quarter of 2006, which included a $44.2 million charge resulting from a change in the fair value of the conversion feature in the company’s redeemable preferred stock, was $41.3 million, or ($1.69) per share, compared with GAAP net income of $791 thousand for the first quarter of 2005. Our adjusted net income excludes the effects of the following non-cash items: the change in the fair value of the conversion feature in the company’s redeemable preferred stock, preferred stock accretion and non-cash stock compensation (net of tax effect). A reconciliation of adjusted net income to GAAP net income is included in the tables attached to this press release and on our corporate website under the heading investor relations.

During the first quarter, cash flow from operations increased 384% to $3.7 million compared to $757,000 in the first quarter of 2005.

Commenting on the company’s results, Dr. Berger said, “In the first quarter we grew sales 53% compared to our first quarter in 2005, added 153 new customers since March 31, 2005 and increased our staff of highly qualified radiologists to 51 as of March 31, 2006. At the end of the quarter we were providing services to 486 customers serving 895 hospitals, which equates to approximately 16% of all hospitals in the U.S. In the first quarter, we progressed on all fronts, and continue to see our position strengthen as a market leader.”

Change in Fair Value of Redeemable Preferred Stock

As described more fully in the company’s registration statement and prospectus and our Annual Report on Form 10-K filed with the Securities and Exchange Commission, NightHawk was party to a stockholders agreement with the holders of its Series A preferred stock pursuant to which it had agreed to repurchase all or any portion of the shares of redeemable preferred stock. This feature, along with the conversion feature of the preferred stock, was considered an embedded derivative under SFAS No. 133. The company adjusted the carrying value of the embedded derivative to the estimated fair value and recognized the change in such estimated value in its consolidated statement of operations. During the quarter, the company incurred charges of $44.2 million for this expense up to the date of its IPO on February 9, 2006. These charges, along with preferred stock accretion of $118,000 are non-cash in nature and terminated upon the Company’s initial public offering. The previously recorded liability related to the embedded derivative also terminated upon the Company’s initial public offering and was reclassified to shareholder’s equity.

Initial Public Offering

On February 9, 2006, the company completed an initial public offering of 5.8 million shares at a price of $16 per share. We received cash proceeds of approximately $86.3 million from the offering, a portion of which was used to repay outstanding debt of $31.0 million. The remainder is available for general corporate purposes and to help fund the company’s growth strategy, which includes (1) the expansion of the company’s core service offerings, (2) the possible acquisitions of complementary businesses, and (3) the expansion of the company’s services to further support radiologists in their practices and improve the quality of care for their patients.

Outlook

Dr. Berger concluded, “The first quarter represented a key period in NightHawk’s history as we successfully completed an IPO, integrated a significant acquisition, and generated solid financial results. Our scalable model continues to differentiate us from the competition and we are well positioned to increase our service offerings to our customers beyond nighttime and weekend hours. By leveraging our proprietary work flow technology, including a new version that is slated to be released this summer, we remain at the forefront of the high-tech imaging market.”

Conference Call & Web Cast

A conference call will be held today, Thursday, May 4, 2006 at 11:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate Web site at http://www.nighthawkrad.net. Participants can also access the call by dialing 800-257-2182 (within the United States and Canada), or 303-262-2050 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Thursday, May 25, 2006. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11058755.

About NightHawk

NightHawk, headquartered in Coeur d’Alene, Idaho, is a leading provider of nighttime and weekend emergency radiology services to radiology groups across the United States. Its team of highly-qualified, U.S. state-licensed and hospital-privileged radiologists use its proprietary workflow technology to provide radiology group customers in the United States radiological interpretations primarily from centralized reading facilities located in Sydney, Australia and Zurich, Switzerland.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the company’s growth strategy, the expansion of its current service offerings, and the possibility of acquisitions of complementary businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competitive conditions in the radiology industry, and regulatory risks. Other factors that could cause operating and financial results to differ are described in the company’s prospectus filed with the Securities and Exchange Commission on February 9, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Presentation of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures such as adjusted operating income, adjusted net income and adjusted earnings per share. The non-GAAP financial information described in this release and in the attached financial statement tables are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Management believes these non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provide for consistency in financial reporting. Specifically, the non-GAAP financial measures described in this release exclude the non-cash charges related to the conversion feature and accretion of our preferred stock, which charges ceased upon the closing of our initial public offering when our shares of preferred stock converted into shares of common stock, and the non-cash charges related to our stock-based compensation. We exclude the non-cash charges related to our stock-based compensation due to the fact that a substantial portion of our outstanding options are held by our independent contractor physicians and require accounting treatment that differs from the accounting treatment for options held by employees. Further, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123R, NightHawk’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make more meaningful comparisons between our core business operating results and those of our competitors.

We provide these non-GAAP financial measures because we also believe they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making and to enhance investors’ overall understanding of our current financial performance and our future prospects. For reconciliation of our non-GAAP financial measures to the most applicable GAAP financial measure, please refer to the information included in the attached tables of this press release and on our corporate website under the heading investor relations.

Financial Statements to follow:

CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31, 2005	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,610,487	$48,639,416
Investments		21,769,540
Trade accounts receivable, net	10,485,571	10,429,625
Deferred income taxes	19,839
Prepaids and other current assets	2,164,126	2,700,287

Total current assets	25,280,023	83,538,868
Property and equipment, net	5,079,280	5,490,092
Goodwill	1,335,788	1,335,788
Intangible assets, net	3,431,418	3,279,918
Deferred income taxes		313,904
Other assets, net	409,253	78,447

Total	$35,535,762	$94,037,017

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$5,502,977	$8,508,877
Dividends declared	7,000,000
Accrued payroll and related benefits	2,366,430	1,322,218
Accrued interest payable	424,601
Deferred income taxes		15,493
Long-term debt, due within one year	6,229,991

Total current liabilities	21,523,999	9,846,588
Long-term debt	17,773,438
Fair value of redeemable preferred stock conversion feature	45,256,250
Deferred income taxes	630,303

Total liabilities	85,183,990	9,846,588

Redeemable common stock	15,356,253
Redeemable convertible preferred stock	13,156,916
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock- 40,000,000 shares authorized; $.001 par value; 15,838,139 and 29,809,571 shares issued and outstanding at December 31, 2005 and March 31, 2006, respectively	15,838	29,810
Additional paid-in capital	9,434,351	224,502,820
Retained earnings (deficit)	(87,611,586)	(140,342,201)

Total stockholders’ equity (deficit)	(78,161,397)	84,190,429

Total	$35,535,762	$94,037,017

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended March 31,
	2005	2006
Service revenue	$13,111,623	$20,039,203
Operating costs and expenses:
Professional services (includes non-cash compensation expense of $82,709 and $1,315,152)	4,381,827	8,394,075
Sales, general, and administrative (includes non-cash compensation expense of $129,469 and $185,638)	4,211,855	6,069,561
Depreciation and amortization	276,256	530,412

Total operating costs and expenses	8,869,938	14,994,048

Operating income	4,241,685	5,045,155
Other income (expense):
Interest expense	(262,263)	(552,654)
Interest income	20,967	386,725
Other, net	(13,669)	(21,643)
Change in fair value of redeemable preferred stock conversion feature	(1,378,471)	(44,183,770)

Total other income (expense)	(1,633,436)	(44,371,342)

Income (loss) before income taxes	2,608,249	(39,326,187)
Income tax expense	1,559,206	1,900,286

Net income (loss)	1,049,043	(41,226,473)
Redeemable preferred stock accretion	(257,765)	(117,534)

Income (loss) applicable to common stockholders	$791,278	$(41,344,007)

Earnings (loss) per common share:
Basic	$0.05	$(1.69)
Diluted	$0.05	$(1.69)
Weighted averages of common shares outstanding:
Basic	17,194,286	24,479,570
Diluted	17,273,788	24,479,570

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

RECONCILIATION BETWEEN GAAP AND ADJUSTED NET INCOME (LOSS)

	Three months ended
	March 31, 2005			March 31, 2006
	GAAP	Adjustments	As Adjusted	GAAP	Adjustments	As Adjusted
Service revenue	$13,111,623		$13,111,623	$20,039,203		$20,039,203
Operating costs and expenses:
Professional services (includes non-cash compensation expense of $82,709 and $1,315,152)	4,381,827	$(82,709)	4,299,118	8,394,075	$(1,315,152)	7,078,923
Sales, general, and administrative (includes non-cash compensation expense of $129,469 and $185,638)	4,211,855	(129,469)	4,082,386	6,069,561	(185,638)	5,883,923
Depreciation and amortization	276,256		276,256	530,412		530,412

Total operating costs and expenses	8,869,938	(212,178)	8,657,760	14,994,048	(1,500,790)	13,493,258

Operating income	4,241,685	212,178	4,453,863	5,045,155	1,500,790	6,545,945
Other income (expense):
Interest expense	(262,263)		(262,263)	(552,654)		(552,654)
Interest income	20,967		20,967	386,725		386,725
Other, net	(13,669)		(13,669)	(21,643)		(21,643)
Change in fair value of redeemable preferred stock conversion feature	(1,378,471)	1,378,471		(44,183,770)	44,183,770

Total other income (expense)	(1,633,436)	1,378,471	(254,965)	(44,371,342)	44,183,770	(187,572)

Income (loss) before income taxes	2,608,249	1,590,649	4,198,898	(39,326,187)	45,684,560	6,358,373
Income tax expense	1,559,206	82,749	1,641,955	1,900,286	585,308	2,485,594

Net income (loss)	1,049,043	1,507,900	2,556,943	(41,226,473)	45,099,252	3,872,779
Redeemable preferred stock accretion	(257,765)	257,765		(117,534)	117,534

Income (loss) applicable to common stockholders	$791,278	$1,765,665	$2,556,943	$(41,344,007)	$45,216,786	$3,872,779

Earnings (loss) per share:
Basic	$0.05		$0.15	$(1.69)		$0.16
Diluted	$0.05		$0.11	$(1.69)		$0.14
Weighted average shares outstanding:
Basic	17,194,286		17,194,286	24,479,570		24,479,570
Diluted	17,273,788		23,773,791	24,479,570		27,966,096